NEWS RELEASE

[BERKSHIRE HILLS BANCORP, INC. LOGO]	[ROME BANCORP, INC. LOGO]
JOINT NEWS RELEASE

BERKSHIRE HILLS BANCORP TO ACQUIRE ROME BANCORP

Berkshire Earnings Guidance Updated

Pittsfield, MA and Rome, NY – October 12, 2010.  Berkshire Hills Bancorp, Inc. ("Berkshire”) (NASDAQ:BHLB), and Rome Bancorp, Inc. ("Rome") (NASDAQ:ROME) announced today that they have signed a definitive merger agreement under which Berkshire will acquire Rome and its subsidiary, The Rome Savings Bank, in a transaction valued at approximately $74 million.

Rome’s assets totaled $330 million at June 30, 2010, and it operates five banking offices serving Rome, Lee, and New Hartford, New York.  The Rome Savings Bank will be merged into Berkshire Bank, the principal operating subsidiary of Berkshire. After the merger is completed, Berkshire Bank will serve customers in Massachusetts, New York, and Vermont through a network of 46 full-service bank branches.  Berkshire is expected to have total assets exceeding $3.0 billion and a total market capitalization for its common stock in excess of $300 million upon consummation of the transaction.  Pro forma tangible equity to tangible assets is expected to improve to 8.4%.

Under the terms of the merger agreement, 70% of the outstanding Rome shares will be exchanged for Berkshire shares at a fixed exchange ratio of 0.5658 Berkshire shares for each share of Rome.  The remaining 30% of Rome shares will be exchanged for cash in the amount of $11.25 per share.  Based on Berkshire’s closing stock price of $18.78 on October 11, 2010, the combined consideration for Rome’s shares is calculated at $10.81 per share.  This represents 120% of Rome’s tangible book value per share, 19.3x Rome’s trailing twelve month earnings, and a 6.0% premium to core deposits based on financial information for the period ended June 30, 2010.

Michael P. Daly, Berkshire’s President and Chief Executive Officer, stated, "This is an attractive combination for both of our companies, and we expect it to produce solid investment returns to stockholders.  We expect $0.09 core earnings per share accretion in 2011 before transactions costs and up to $0.10 earnings per share accretion in 2012 after cost saves and deal costs are fully absorbed in 2011.  The merger is a desirable extension of our New York franchise and is expected to accelerate our long term earnings growth.  Rome is a successful and well respected company with solid asset quality and strong market share in an attractive market.  It provides access to the Utica market and proximity to the Syracuse market, which was recently listed by the Brookings Institution along with Albany as among the strongest of the top hundred metro areas in the country.  The Syracuse and Utica-Rome markets have a combined population of nearly one million persons.  We have been successful in growing low cost deposits in markets similar to Rome and in developing strong new commercial business in adjacent markets like Syracuse and Utica.  We believe that the scope of our regional bank product selection and our energetic brand initiatives will be well received in these markets.  Berkshire is well positioned to be a partner to Rome and other institutions in and around our markets who recognize the benefits that can be delivered to all of our constituencies through a well-structured business combination such as this.”

Charles M. Sprock, Rome’s Chairman of The Board, President, and Chief Executive Officer stated, “We are very pleased to join Berkshire Hills Bancorp and Berkshire Bank.  Berkshire has successfully partnered and expanded into new markets, and its experienced New York leadership is knowledgeable of our markets in and around Rome.  Berkshire Bank will continue to uphold our tradition of service excellence while introducing new products, including insurance and wealth management.  With a 14% premium to the recent price of our stock, the transaction pricing is attractive to our shareholders, especially when taking into account the significant upside potential for core earnings growth and stock appreciation of Berkshire stock.”

Each Rome shareholder will have the right to elect the form of consideration, subject to proration procedures to maintain the overall 70%/30% mix of stock and cash consideration.  The transaction is intended to qualify as a reorganization for federal income tax purposes, and as a result, the shares of Rome common stock exchanged for shares of Berkshire common stock are expected to be transferred on a tax-free basis. The definitive agreement has been unanimously approved by the Boards of Directors of both Berkshire and Rome.  Consummation of the agreement is subject to the approval of Rome’s shareholders, as well as state and federal regulatory agencies.  Berkshire does not anticipate that the transaction will require approval of its shareholders.  The merger is expected to be completed in the first quarter of 2011.   Berkshire and Rome have created foundations for community charitable support which will continue to provide charitable contributions to the local communities.

Stifel Nicolaus & Company, Incorporated served as the financial advisor to Berkshire, and Sandler O'Neill & Partners, L.P. served as the financial advisor for Rome.  Luse Gorman Pomerenk & Schick, P.C. served as outside legal counsel to Berkshire, while SNR Denton US LLP served as outside legal counsel to Rome.

BERKSHIRE UPDATE

An information presentation with additional information about the merger will be posted promptly in the Investor Relations section of Berkshire’s website at www.berkshirebank.com.  Berkshire has a previously announced conference call to discuss third quarter earnings and earnings guidance on Thursday, October 21, 2010 and management will also plan to discuss this merger announcement on that call.

Berkshire CEO Mike Daly added, “We are pleased that our third quarter earnings per share are anticipated to meet or exceed current consensus expectations of $0.24 per share.  We also anticipate that our net interest margin will meet or exceed our expectations, with continuing solid loan growth, and favorable asset quality metrics.  We look forward to providing more information about our improving results and expectations in our forthcoming earnings release after the close of business on October 20, and in the conference call on October 21.”

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting BankSM.  The Company has $2.7 billion in assets and 46 financial centers in Massachusetts, New York, and Vermont.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).  For more information, visit www.berkshirebank.com or call 800-773-5601.

Rome Bancorp, Inc. is a publicly held, one-bank holding company whose wholly-owned subsidiary, The Rome Savings Bank, maintains its corporate offices in Rome, New York.  Rome Bancorp, Inc. is incorporated in the state of Delaware. The Rome Savings Bank, regulated by the Office of Thrift Supervision, operates five full-service community banking offices in Rome, Lee, and New Hartford, New York.  Rome’s primary lines of business include residential real estate lending, small business loan and deposit services, as well as a variety of consumer loan and deposit services.

FORWARD LOOKING STATEMENTS

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the proposed merger of Berkshire and Rome. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Berkshire and Rome, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Berkshire and Rome are engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Berkshire files with the Securities and Exchange Commission.

ADDITIONAL INFORMATION FOR STOCKHOLDERS

The proposed transaction will be submitted to Rome stockholders for their consideration. Berkshire will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of Rome and a Prospectus of Berkshire, as well as other relevant documents concerning the proposed transaction with the SEC. Stockholders of Rome are urged to read the Registration Statement and the Proxy Statement/Prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the Registration Statement, Proxy Statement/Prospectus, as well as other filings containing information about Berkshire and Rome at the SEC's Internet site (http://www.sec.gov).

Berkshire and Rome and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Rome in connection with the proposed merger. Information about the directors and executive officers of Berkshire is set forth in the proxy statement, dated March 26, 2010, for Berkshire’s 2010 annual meeting of stockholders, as filed with the SEC on Schedule 14A.  Information about the directors and executive officers of Rome is set forth in the proxy statement, dated April 1, 2010, for Rome’s 2010 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus when it becomes available.  Free copies of this document may be obtained as described in the above paragraph.

NON-GAAP FINANCIAL MEASURES

This news release references non-GAAP financial measures incorporating tangible equity and related measures, as well as core deposits.  These measures are commonly used by investors in evaluating business combinations and financial condition.  Tangible equity/tangible assets excludes intangible assets from the numerator and denominator.  Tangible book value per share excludes intangible assets.  Core deposits are total deposits less time deposits over $100 thousand.

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Source: Berkshire Hills Bancorp, Inc.

Contact: Berkshire Hills Bancorp, Inc. Michael P. Daly, 413-236-3194 President and Chief Executive Officer or Rome Bancorp, Inc. Charles M. Sprock, Chairman, President, and Chief Executive Officer, 315-336-7300.